Exhibit 5.1

November 13, 2006

Microvision, Inc.

6222 185th Avenue NE

Redmond, WA 98052

Ladies and Gentlemen:

This opinion is furnished to you in connection with the registration statement on Form S-3 (File No. 333-128019) (the “Registration Statement”) filed by Microvision, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”), the base prospectus dated September 8, 2005 (the “Base Prospectus”) and the prospectus supplement dated November 13, 2006 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”) and filed by the Company with the Commission on November 13, 2006 pursuant to Rule 424(b) under the Act. The Prospectus relates to the offering by the Company of shares (the “Shares”) of the Company’s common stock, $.001 par value per share (the “Common Stock”), covered by the Registration Statement. We understand that the Shares are to be offered and sold in the manner described in the Prospectus.

We have acted as counsel for the Company in connection with the issuance of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for as described in the Prospectus, will be validly issued, fully paid and nonassessable.

We hereby consent to your filing this opinion as on exhibit to the Registration Statement and to the use of our name therein and in the Base Prospectus and in the Prospectus Supplement under the caption “Legal Opinion.”

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP